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                         SAFEWAY INC. AND SUBSIDIARIES              Exhibit 12.1
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)


                                             12 Weeks                          Fiscal Year
                                       --------------------  ----------------------------------------------
                                       March 22,  March 23,
                                         1997      1996       1996      1995      1994     1993      1992
                                        -------   ---------  -------   -------   -------  -------   -------
Income before income taxes,
    extraordinary loss and cumulative
    effect of accounting changes        $ 204.1    $ 162.1   $ 767.6   $ 556.5   $ 424.1  $ 216.3   $ 197.4

Add interest expense                       38.7       44.3     178.5     199.8     221.7    265.5     290.4

Add interest on rental expense(a)          20.4       20.8      90.0      87.5      86.6     88.0      88.0

Less equity in earnings of
    unconsolidated affiliates             (17.2)     (11.2)    (50.0)    (26.9)    (27.3)   (33.5)    (39.1)

Add minority interest in subsidiary         0.8        0.5       3.4       3.9       3.0      3.5       1.7
                                        -------    -------   -------   -------   -------  -------   -------

    Earnings                            $ 246.8    $ 216.5   $ 989.5   $ 820.8   $ 708.1  $ 539.8   $ 538.4
                                        =======    =======   =======   =======   =======  =======   =======

Interest expense                        $  38.7    $  44.3   $ 178.5   $ 199.8   $ 221.7  $ 265.5   $ 290.4

Add capitalized interest                    1.3        0.8       4.4       4.6       2.9      4.2       8.0

Add interest on rental expense (a)         20.4       20.8      90.0      87.5      86.6     88.0      88.0
                                        -------    -------   -------   -------   -------  -------   -------

    Fixed charges                       $  60.4    $  65.9   $ 272.9   $ 291.9   $ 311.2  $ 357.7   $ 386.4
                                        =======    =======   =======   =======   =======  =======   =======

    Ratio of earnings to fixed charge      4.09       3.29      3.63      2.81      2.28     1.51(b)   1.39
                                        =======    =======   =======   =======   =======  =======   =======

    (a) Based on a 10% discount factor on the estimated present value of future operating lease payments.

    (b) Safeway's ratio of earnings to fixed charges during 1993 was adversely affected by a $54.9 million charge to operating and administrative expense for severance payments made to retail employees in the Alberta, Canada division as part of a voluntary employee buyout. Excluding this charge, the ratio of earnings to fixed charges for 1993 would have been 1.66.